EXHIBIT 99.1

7327 Oak Ridge Highway Suite A Knoxville, TN 37931 T: +1 866-594-5999 F: +1 866-998-0005 www.pvct.com

January 23, 2014

To the Editor:

We are writing in response to Adam Feuerstein’s article, “The Obsolescence of Provectus' Skin Cancer Drug Means Current Speculative Run Ends Badly,” published on TheStreet.com, January 23, 2014. In it there are several inaccuracies and omissions.  For instance, he writes that “PV-10 is a diluted solution of Rose Bengal” that “can be purchased by the gallon from any chemical supply company.” In fact, the opposite is true.  PV-10 is a sterile, non-pyrogenic, high-purity concentrated solution of rose bengal manufactured specifically for Provectus to modern pharmaceutical standards, under current good manufacturing practice (cGMP), by specialty contract manufacturers.  The investigational drug product undergoes comprehensive chemical and biological release testing prior to use in clinical trials.  Neither the drug substance nor the drug product are available for third-party purchase from any commercial source and both are of markedly higher purity than commercial dye-grade material referenced by Mr. Feuerstein.

Also, counter to Mr. Feuerstein’s claim, the Company furnished a great deal of pertinent information through its independent press agent (not spokesperson) Bill Gordon that he failed to include in his article.  For instance, Provectus CEO Craig Dees issued a formal letter on May 13, 2013 which included a "Regulatory Progress" section noting the ongoing process with the FDA and providing insights about options, delays and possibilities being explored.  A link to that announcement is also available on the Provectus web site www.pvct.com.

We forwarded, as well, important scientific and medical announcements to Mr. Feuerstein, also omitted from his slanted coverage, regarding PV-10.  One announcement, issued by Moffitt Cancer Center on August 22, 2013, highlights how early clinical trials show PV-10 can boost immune response in melanoma tumors, as well as the blood stream.  Another, issued by our company on September 30, 2013, highlights important analyses of data from the completed Phase 2 study of intralesional PV-10 in metastatic melanoma as presented at the European Cancer Congress 2013 (ECCO 17- ESMO-38 - ESTRO 32) in Amsterdam, The Netherlands.  Both of these announcements are also available on the Provectus site for any readers interested in a more balanced view of the valuable work being done – and recognized – by Provectus on PV-10.

Perhaps most importantly, the company press release on December 18, 2013 clearly stated that our company held a Type C meeting (not an End of Phase 2 meeting) with the FDA on December 16, 2013 “to determine which of the available paths that Provectus’ novel oncology drug PV-10 will take in pursuit of FDA approval and commercialization.” This press release also referenced an important new regulatory path, breakthrough therapy designation, that wasn’t available in April 2012, the time at which Mr. Feuerstein implies the company went “mum” and after which our development program was purportedly static in the face of a rapidly changing commercial and regulatory climate.

Mr. Feuerstein is selective in his choice of comparative metrics in melanoma, citing the 2013 failure of Allovectin-7 to prolong survival in Phase 3 testing while omitting mention of Phase 3 data on T-Vec, reported in a podium presentation at ASCO in June 2013, showing that this intralesional agent achieved its primary endpoint.  While we won’t attempt to address the myriad differences between these three agents, this cherry picking of negative data appears to be proffered to imply that PV-10 is destined for similar failure.

Finally, it is public knowledge that members of our corporate advisory board include Pfizer executives and other high profile life science professionals.  These additions came as a result of recognition by members of the medical and pharmaceutical communities.

Clearly, Mr. Feuerstein decided not to include the facts I mention.  Right now is a critical time for Provectus and while we, necessarily, needed to postpone an interview with him, we certainly offered to reschedule.  It is my sincere hope that readers will consider what I have outlined and will continue to make their own decisions about our company and its promising drug in development – both now and following our further FDA-guidance-related announcements.

A copy of this letter is also being filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

Very truly yours,

Peter R. Culpepper, CPA, MBA
CFO, COO
Provectus Biopharmaceuticals, Inc.